EXHIBIT 10.1

March 27, 2018

Mr. Bruce A. Gureck
4671 Bocaire Blvd
Boca Raton, FL 33487

Dear Bruce:

On behalf of Blonder Tongue Laboratories, Inc. (the "Company"), I am pleased to offer you employment with our Company.  We look forward to a successful working relationship providing the highest quality of products and services to our customers.

Your compensation, benefits, and other initial employment terms are summarized on the enclosed schedule.

On your first day of employment you should report to Bob Pallé and bring with you evidence of your legal authorization to work in the U.S.  I enclose the Company's Proprietary Information and Inventions Agreement, which you must sign and return prior to your first day of work.

By signing below, you are accepting employment and agreeing to all the terms of this letter and its enclosures, which supersede any prior agreements, representations, or discussions regarding your employment.

We look forward to your joining our team.

Sincerely,

/s/ Eric Skolnik
Eric Skolnik
Senior Vice President
Accepted and Agreed:

/s/ Bruce A Gureck
Bruce A. Gureck

Dated: 3/27/18

Enc:        Schedule of Compensation, Benefits, and Other Terms
Proprietary Information and Inventions Agreement

SCHEDULE OF COMPENSATION, BENEFITS, AND OTHER TERMS

Expected Start Date:	April 23, 2018 ("Start Date")

Position:	Executive Vice President/Chief Operating Officer
Reports to CEO
Direct Reports - Engineering, Marketing & Sales
You will be based in Old Bridge, NJ

Salary:	$300,000 per year, less taxes and withholdings.

Signing Bonus:
You will be entitled to a signing bonus in the amount of $50,000, payable to you as follows: (i) $10,000 payable on or before the Friday following the Start Date, and (ii) $5,000 per month commencing with May 2018 and continuing thereafter through and including December 2018, subject to being paid in full in the event of the termination of your employment by the Company.

Bonus Plan:	You will be eligible to participate in the Executive Officer Salary Bonus Plan, subject to the terms of the Plan, as determined by the Compensation Committee.

Restricted Stock Award:
You will be granted 400,000 shares of restricted common stock of the Company as of your actual Start Date, which will be in book entry form held in an account in your name at the Company's Transfer Agent, American Stock Transfer, and evidenced by a written grant instrument to be executed as soon as practicable following (but dated as of) the Start Date, subject to the following terms and conditions:

• 100,000 shares shall vest on each of the first four one-year anniversaries of the Start Date, subject to your continued employment with the Company as of each of such anniversaries, with accelerated vesting of all shares granted, upon a change in control of the Company;
• prior to vesting, you will not be permitted to vote unvested shares; as a condition of the grant you will execute and deliver to the Company an irrevocable proxy, coupled with an interest, with respect to the shares, in favor of the Board of Directors of the Company or the Board's designee;
• the shares will be granted to you as an inducement award in accordance with the requirements for such awards set forth in the New York Stock Exchange Listed Company Manual, and not pursuant to any shareholder-approved plan maintained by the Company; as such the shares shall be subject to restrictions pursuant to Rule 144 under the Securities Act of 1933 as well as all other applicable securities laws as a result of your anticipated status as a person subject to Section 16 of the Securities Exchange Act of 1934;
• you may, but need not, make an election under Section 83(b) of the Internal Revenue Code of 1986 with respect to the 400,000 shares within the first 30 days following the Start Date, however such election and the payment by you of any taxes associated with such election will not guaranty that any or all of your shares will vest inasmuch as your employment will remain an employment at will; and
• at such time or times when the Company is required to withhold taxes with respect to any of the shares, you will be required to deliver a sufficient amount of cash to the Company to cover the Company's tax-withholding and depositing obligations, which can, at your request, be accomplished on a cashless basis through withholding of vested shares (but not unvested shares.), subject to your compliance with Section 16 of the Securities Exchange Act.

Relocation Expenses:	None.

Paid Time Off:
You will be eligible for (i) seven (7) vacation days during the remainder of calendar year 2018 and (ii) fifteen (15) vacation days per calendar year for each calendar year thereafter (or such greater number of days to which you may be entitled under the Company's then standard employment policies) and (iii) up to six (6) sick days per year, in addition to Company-paid holidays.

Benefits:
Eligibility to participate in the Company's sponsored group health insurance coverage (medical, dental, vision), life insurance, and long-term disability plan commences on or about the Start Date, but in no event later than the first day of the calendar month following the Start Date.  You will be eligible to participate in the Company's 401(k) plan after six months of employment.

Status:
Full-time employee.  This position is not eligible for overtime as it is exempt from overtime under applicable law.  You will be employed as an at-will employee, meaning either you or the Company can end the employment relationship at any time for any reason or no reason.

Work Location:
You will be based in the Company's Old Bridge, NJ office.  However, your position will involve travel time away from the Company's office from time to time.  Any work-related injuries, even if sustained away from the office, are to be reported to the Company immediately. You must take all necessary and reasonable steps to safeguard the security of both electronic and paper records from unauthorized disclosure or damage, whether on-site or at a remote work location, and follow any applicable information technology or security policies relating thereto.

Company Standards:
As an employee, you will be expected to adhere to the Company's standards of professionalism, loyalty, integrity, honesty, and reliability.  Employment is subject to all of the policies and procedures of the Company, as amended from time to time, including but not limited to the Code of Ethics, the Insider Trading Policy, and the Employee Handbook, copies of which are available upon request for your review. As an executive officer of a public company, you will also be subject to compliance with all applicable federal and state securities laws.

Third Party Agreements:
You represent that you have provided to the Company (or the Company's counsel) copies of any agreements with any current or former employers or other third parties that could restrict your ability to be employed or that limit the manner in which you may be employed.  You further represent that you are not subject to any agreements with any current or former employers or other third parties that prevent you from accepting employment with the Company or performing the duties of your position.  You agree not to bring to the Company or use in performing your duties for the Company any current or former employer or third party confidential or proprietary information or trade secrets. You also agree that you will not conduct yourself in a manner that would be violative of any such agreement with your current or former employers.

The Company has the right to modify the terms referenced herein at any time, consistent with any plan terms and applicable law.  You acknowledge and agree that the Company has not provided you any legal or tax advice and that you have had a reasonable opportunity to consult with your own legal and tax advisors if you so choose.

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